                                                                  EXHIBIT 10.77


                        SEPARATION AND RELEASE AGREEMENT

         THIS SEPARATION AND RELEASE AGREEMENT is entered into as of December 30, 1998 by and between AMERICAN HOMEPATIENT, INC., a Delaware corporation (the "Company"), and MALCOLM MACKENZIE, a resident of the State of Massachusetts (the "Employee").

         WHEREAS, the Company has agreed to pay Employee certain sums in connection with termination of his employment and in settlement of certain claims under the terms and conditions set forth herein and in exchange for Employee's agreements contained herein; and

         WHEREAS, in his position as an employee, director and consultant to the Company, Employee had access to confidential information and trade secrets of the Company and developed relationships with customers, employees, suppliers and others who deal with the Company, which relationships are valuable to the Company.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements made herein, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

         1. Termination; Severance Pay; Options Previously Granted; D&O
Insurance.

            1.1 Termination. The parties agree that the Company's employment of Employee terminated at the close of business on Friday, November 6, 1998, (the "Termination Date"). Effective as of the date of this Agreement, Employee hereby resigns as a director of the Company and as an officer and director of all the Company's subsidiaries in which he holds any position. The Company hereby accepts such resignations on behalf of itself and its subsidiaries.

            1.2 Payment to Employee.

            (a) Upon execution of this Agreement by Employee, the Company will pay Employee, by wire transfer of same day funds to account #0212862942 at Fleet Bank in Boston, Massachusetts, a lump sum payment in the amount of Forty-Seven Thousand Six Hundred Seventy-Two Dollars and 12/100 ($47,672.12), as determined as follows: Twenty-Five percent (25%) of Two Hundred Seventy-five Thousand and No/100 Dollars ($275,000.00), less Twenty-One Thousand Three Hundred Seven Dollars and 08/100 ($21,307.08) in withholding taxes, plus Two Hundred Twenty-Nine Dollars and 20/100 ($229.20) to enable Employee to exercise his COBRA rights for up to one year with respect to his dental coverage under the Company's plan of insurance. Employee acknowledges that all salary due to him for work through the Termination Date has been paid. The Company acknowledges that expense reimbursements to Employee in an amount no greater than $2,500.00 remain pending with the Company. The parties further acknowledge that COBRA coverage eligibility for the Employee commenced immediately upon the Termination Date, and that it is Employee's responsibility to timely exercise and make payments required to continue any family dental or other coverage to which Employee or his dependants may be entitled.

                  (b) Commencing on March 15, 1999 and continuing on the 15th day of each month until November 15, 1999, the Company will pay to Employee by wire transfer, same day funds, an amount equal to Twenty-Two Thousand Nine Hundred and Sixteen Dollars and 67/100 ($22,916.67) less appropriate withholding taxes.

                  1.3 Options Previously Granted. The parties acknowledge that the Company granted Employee under the Company's 1995 Nonqualified Stock Option Plan for Directors (the "1995 Directors Option Plan") vested options to acquire, in the aggregate, Seven Thousand Five Hundred (7,500) shares of Company common stock at a price of $19.00 per share. Employee's rights to such options shall be subject to the terms and the conditions of the option agreement attached hereto as Exhibit A (the "Option Agreement"), which Option Agreement shall be executed simultaneously with the execution of this Agreement, and the terms and conditions of the 1995 Directors Option Plan. Employee acknowledges that pursuant to the terms of the 1995 Directors Option Plan, Employee has three (3) months from the date of this Agreement to exercise his options to acquire Company common stock.

                  1.4 Directors and Officers Insurance; Indemnification. The Company will provide Employee director and officer liability insurance coverage in amounts, and on terms and conditions, no less favorable to Employee than the coverage provided for any other present or former officer or director of the Company, until the earlier of (i) the sixth anniversary of the Termination Date or (ii) such time as the Company and its affiliates no longer maintain any policy of insurance covering errors or omissions by any of the Company's present or former officers or directors. The Company will, promptly upon written request and to the fullest extent legally permitted or authorized by the Company's certificate of incorporation, by-laws or Board resolutions or, if greater, by the laws of the State of Delaware, indemnify and hold harmless Employee in all pending or threatened actions, suits and proceedings, against him or threatened against him, whether civil, criminal, administrative, or investigative by reason of the fact that Employee was a director, officer, or agent of the Company, or was at the Company's request serving as a director, officer, employee or agent of another entity, against all costs, expenses, liabilities and losses (including, without limitation, judgments, interest, penalties, fines, ERISA excise taxes or penalties, attorneys' fees reasonably incurred, expenses of investigation reasonably incurred, and reasonable amounts paid to or to be paid in settlement) that are suffered or incurred by him in connection with any such pending or threatened action, suit or proceeding, and such indemnification shall inure to the benefit of Employee's heirs, executives and administrators. In addition, the Company shall advance to Employee all costs and expenses (including, without limitation, attorneys fees) reasonably incurred by him in connection with any such pending or threatened action, suit or proceeding within 20 days after receipt by the Company of a written request for advancement accompanied by (x) documentation reasonably evidencing the sums for which advancement is sought and (y) to the extent required by law, an undertaking by Employee to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Notwithstanding anything herein to the contrary,

Employee shall not be entitled to indemnification if it is prohibited by Delaware General Corporation Law, and nothing in this Agreement shall limit or reduce Employee's rights under Article XI of the Company's current Certificate of Incorporation (which Article relates to indemnification).

         2. Confidentiality, Non-Solicitation and Other Covenants.

            2.1 Confidentiality.

            (a) Employee hereby agrees and acknowledges that he has had access to or is aware of certain confidential, restricted and/or proprietary information concerning operation and growth by the Company of its health care business (the "Business"). Further, Employee hereby represents to the Company that he has delivered to the Company all materials, including but not limited to documents, discs, computer software and copies thereof, containing "Trade Secrets" or "Confidential Information" (each as defined below), whether compiled or created by Employee or furnished to him. Employee hereby undertakes and agrees that he shall have a duty to the Company to protect such information that is in his possession or control from improper use or disclosure.

            (b) For the purposes of this Section 2, the following definitions shall apply:

                (i) "Trade Secret" shall mean any specialized technical information or data not generally known to the public relating to (w) the Company's or its affiliates' procurement of medical equipment and other inventory for resale; (x) marketing strategy or plans of the Company or its affiliates; (y) the Company's or its affiliates' proprietary computer software; and (z) terms of the Company's or its affiliate's contracts with suppliers, employees and principal customers, which terms are not generally known to the competitors of the Company.

                (ii) "Confidential Information" shall mean any material data or information, other than Trade Secrets, that relates to the Company or its affiliates or its Business and is not generally known by the public. Confidential Information shall include, without limitation, any information pertaining to the Business Opportunities (as hereinafter defined) of the Company, the details of this Agreement, and the business plans, financial statements and projections of the Company.

                (iii) "Business Opportunity" shall mean any information or plans of the Company or its affiliates concerning the purchase of or investment in (or potential purchase of or investment in) any entity, retail outlets, stores, distribution centers or similar service facilities in the field of health care, or the availability of any of the foregoing for purchase or investment by the Company, together with all related information, concerning the specifics of any contemplated purchase or investment (including price, terms and the identity of such entity or outlet), regardless of whether the Company has entered any agreement, made any commitment, or issued any bid or offer to purchase or invest with respect to any such opportunity.

            (c) Employee shall not, without the prior written consent of the Company and except (x) as required by law, by subpoena, or by order of any court, legislative body, or other Person with apparent jurisdiction to require disclosure or (y) and except for disclosure in confidence to any attorney, accountant or other professional in the course of seeking professional advice or services, use or disclose, or negligently permit any unauthorized "Person" who is not an employee, agent, attorney, accountant or other representative of the Company to use, disclose, or gain access to, any Trade Secrets or Confidential Information. For purposes of this Agreement, "Person" is defined as a corporation, partnership, joint venture or other business entity, a governmental agency, or an individual.

            2.2 Non-Solicitation. For a twelve (12) month period following the Termination Date, Employee will not solicit, directly or indirectly, in competition with the Company, any client, customer, employee, joint-venture, or business opportunity of the Company or its affiliates; and (ii) the Employee will not, directly or indirectly, (a) solicit or encourage any individual who is now or hereafter employed by the Company to leave the employ of the Company or
(b) hire any individual who shall have been employed by the Company at any time during the three (3) months prior to such hiring. The Employee acknowledges that the covenants contained herein are reasonable.

            2.3 Remedies. The Employee acknowledges that his breach or threatened or attempted breach of any provision of Section 2 of this Agreement could cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to seek a temporary and permanent injunction and a decree for specific performance of the terms of Section 2 of this Agreement without being required to prove damages or furnish any bond or other security; provided that the Company shall have no right to enforce this Section 2 through injunction if it at any time materially breaches any provision of this Agreement. Nothing herein contained will be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or attempted or threatened breach.

            2.4 Application to Affiliates. For purposes of this Agreement, the term "Company" refers to American HomePatient, Inc., a Delaware corporation, any successors by merger, and the term "affiliate" means each corporation, limited liability company, partnership, joint venture or other business entity in which American HomePatient, Inc. directly or indirectly has a 30% or greater ownership interest.

         3. Releases; Covenant Not to Sue.

            3.1 General Release By Employee. Employee for himself, his dependents, heirs, executors, administrators, successors, and assigns, does hereby fully, finally and forever release and discharge the Company, its officers, directors, agents, employees, subsidiaries and affiliates from any and all claims, obligations and liabilities, including those for personal injuries, as well as claims for compensatory/punitive damages, breach of contract, liquidated damages, wages, salaries, commissions, bonuses, deductions, back pay, front pay, court costs, attorneys' fees, job assignments, promotions/transfers, past employment as a consultant, monetary damages for intentional infliction of mental/emotional distress, or any other causes, claims, or demands which, as of the date hereof, Employee has or may have had arising out of or relating to Employee's employment with, consultation with, and/or separation from employment with the Company. Further released are, including without limitation, any such claims that, as of the date hereof, Employee has or may have had under Title VII of the Civil Rights Act of 1991(42 U.S.C. ss.ss. 2000(e), et seq.) the AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, as amended ("ADEA"); the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Americans with Disabilities Act of 1990 (42 U.S.C. ss. 1211 et seq.); the Rehabilitation Act of 1973 (29 U.S.C. ss. 701, et seq.); the Fair Labor Standards Act (29 U.S.C. ss. 201, et seq.); the Equal Pay Act of 1973 (29 U.S.C. Chapter 8, ss.ss. 206(d), et seq.); the Consolidated Omnibus Budget and Reconciliation Act of 1985, 29 U.S.C. ss. 1161, et seq., as amended, the Employee Retirement Income and Security Act of 1974 (29 U.S.C. ss. 1001, et seq., as amended) (but not as to the continuation benefits, if any, to which Employee may be entitled); any state or federal "whistle-blower" type statutes; any and all claims under the laws of any state, county, municipality or other governmental subdivision of the United States or any state; and any and all other relevant Federal and/or State statutory and/or common laws including, but not limited to intentional infliction of emotional distress. Notwithstanding anything in this Section 3 to the contrary, nothing herein shall release the Company from any claims or damages, or preclude, limit or prohibit Employee from suing the Company for, any wrongs arising from conduct or actions of the Company, or any of its officers, directors, agents, employees, subsidiaries or affiliates, that have ben concealed and of which Employee has no knowledge as of December 31, 1998.

                  3.2 ADEA RELEASE. EMPLOYEE SPECIFICALLY RELEASES COMPANY AND THE OTHER AFFILIATED PARTIES INCLUDED IN SUBSECTION 2.4, FROM ANY CLAIMS BASED UPON ANY LAW PROHIBITING DISCRIMINATION ON THE BASIS OF EMPLOYEE'S AGE, INCLUDING BUT NOT LIMITED TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT ("ADEA CLAIMS"). EMPLOYEE IS RECEIVING ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) AS CONSIDERATION FOR THE RELEASE OF SUCH ADEA CLAIMS, WHICH $100,000 IS A PART OF THE LUMP SUM PAYMENT SET FORTH IN SUBSECTION 1.2 HEREIN. EMPLOYEE DOES NOT WAIVE RIGHTS OR CLAIMS UNDER THE ADEA THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED BY EMPLOYEE.

                  3.3 Covenant Not to Sue. Employee covenants that he will not initiate or bring any proceeding, suit, claim, or administrative proceeding against the Company, its affiliates, agents, employees, officers, successors or assigns arising out of or relating to his employment by, or consulting for, the Company or the conduct of the Company's business prior to the Termination Date. Employee further covenants that he will, to the extent permitted by law, notify the Chief Executive Officer of the Company immediately in the event he is contacted by any Person regarding any pending or contemplated proceeding, suit, claim or investigation involving the Company, its affiliates, agents, employees, officers, successors or assigns.

            3.4 Sum Paid Is For Release Of Claims. The parties agree that the sum paid is for release of claims and was not calculated based on or derived from lost wages or benefits Employee might have received had his employment continued.

            3.5 Release By the Company. The Company, for itself, its officers, directors, agents, employees, subsidiaries and affiliates, does hereby fully, finally and forever release and discharge Employee for himself, his dependents, heirs, executors, administrators, successors, and assigns from any and all claims, obligations and liabilities, as well as claims for compensatory/punitive damages, breach of contract, liquidated damages, court costs, attorneys' fees, or any other causes, claims, or demands, as of the date hereof, that the Company has or may have had arising out of, or relating to, Employee's employment with, consulting for, and/or separation from employment with the Company. The Company covenants that it will not initiate or bring any proceeding, suit, claim, or administrative proceeding against Employee, his dependents, heirs, executors, administrators, successors or assigns arising out of or relating to Employee's employment with, or consulting for, the Company or the conduct of the Company's business prior to the Termination Date. Notwithstanding anything in this Section 3 to the contrary, nothing herein shall release Employee from any claims or damages, or preclude, limit or prohibit the Company from suing Employee for, any wrongs arising from conduct or actions of Employee which have ben concealed by Employee and of which no member of the Company's board of directors (other than Employee) had knowledge as of December 31, 1998. The Company further covenants that it will notify Employee immediately in the event that it, or its attorneys, is contacted by any Person regarding any pending or contemplated proceeding, suit claim or investigation in which Employee is a party or in which he is threatened to be named as a party.

            3.6 No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company or Employee of any liability whatsoever, or as an admission by either of the Company or Employee of any acts of wrongdoing against the other or any other persons.

            3.7 No Release of Claims under this Agreement. Nothing in this
Section 3 shall be construed to release, limit, or bar any claim based on any breach, or claimed breach, of this Agreement.

            3.8 No Release of Monitor Company. Nothing in this Section 3 shall be construed to release, limit in any way, or bar any claim that the Company may have against Monitor Company or its affiliates, other than claims against Monitor Company or its affiliates that seek to impose liability on Monitor Company or its affiliates for claims against Employee that are released by
Section 3.5.

         4. Disclosure; Post-Departure Assistance. Employee shall, at a mutually agreeable time prior to March 26, 1999, discuss with representatives of the Company and the Company's legal counsel, at their request, any issue relating to the operation of the Company's Business of which Employee has knowledge. In addition, Employee shall, on reasonable notice and subject to

Employee's commitments and obligations, furnish such information as may be in his possession, and such additional cooperation and assistance, as the Chief Executive Officer of the Company may specifically and reasonably request in connection with any claims, investigations, legal actions or other disputes in which the Company is or may become a party and in which Employee's interests do not conflict with those of the Company. Employee shall be obligated to provide, at no charge to the Company, up to sixteen (16) hours of his time (including, without limitation, travel time) in connection with his obligations under this
Section 4. For each hour (a) after March 26, 1999, or (b) in excess of 16 hours, the Company shall pay Employee Five Hundred Dollars ($500) per hour promptly upon receipt of an invoice for such time. As a condition to Employee's obligation to provide information and cooperation under this Section 4, the Company shall advance to the Employee amounts sufficient to cover the costs of all reasonable travel, lodging, legal and other expenses relating thereto; provided, however, that Company will have no obligation to reimburse Employee's legal expenses in connection with the matters as to which the Company's primary outside law firm renders to Employee an unqualified written opinion stating that Employee's interests do not conflict with those of the Company, any such opinion to be provided within 21 days of Employee's written notice to the Company requesting such an opinion.

         5. Agreement is Voluntary and Knowing.

            5.1 Employee acknowledges he understands the terms and conditions of this Agreement. Employee has had the opportunity to discuss thoroughly all aspects of this Agreement with Employee's legal counsel and has been advised to do so by the Company.

            5.2 Employee acknowledges that his Agreement was provided to him on December 17, 1998, and that he shall have twenty-one (21) days (prior to execution of this Agreement) in which to consider this Agreement. If Employee elects to execute this Agreement prior to the expiration of the twenty-one (21) days, such election is solely his choice. After the execution of this Agreement, Employee shall have seven (7) days to revoke this Agreement. Employee has been advised to consult with an attorney or advisor concerning this Agreement and has done so. Employee represents and warrants that he freely negotiated the terms of this Agreement, and enters into it and executes it voluntarily. In the event Employee elects to revoke this Agreement, Employee shall promptly return all consideration provided to Employee herein or such revocation shall be of no force or effect.

         6. No Disparagement. Each party hereto agrees not to disparage or make comments of a negative or unfavorable nature with respect to the other, other than (x) truthful statements required by law, by subpoena, or by order of any court, legislative body, or other Person with apparent jurisdiction to require such statements and (y) statements made in confidence to any attorney, accountant or other professional in the course of seeking professional advice or services, and warrants that it/he has made so such statements since the Termination Date.

         7. Successors and Assigns. The provisions hereof (including, without limitation, the provisions of Section 1.4, 3 and 4) shall inure to the benefit of and be binding upon the successors and assigns of the Company. Notwithstanding the foregoing, the rights and obligations of Employee hereunder are not assignable during his lifetime, and any prohibited assignment will be null and void.

         8. Governing Law. This Agreement shall be interpreted under, subject to and governed by the laws of the State of Tennessee, and all questions concerning its validity, construction, and administration shall be determined in accordance therewith.

         9. Additional Agreements. Simultaneously with the execution of this Agreement, Employee shall execute the Form 5 attached as Exhibit B and authorizes the Company to file this form with the Securities and Exchange Commission. Upon request of the Company, Employee agrees to execute any additional documents, agreements or forms reasonably necessary to evidence or effectuate (x) the termination of his affiliation with the Company or (y) the terms of this Agreement.

         10. Attorneys' Fees. In the event of any proceeding or litigation arising out of this Agreement, the prevailing party in such proceeding or litigation shall be entitled to recover the reasonable costs and expenses incurred in connection with such proceeding or litigation, including, but not limited to reasonable attorneys' fees.

         11. Waivers. The waiver of a breach by either party of any term or provision of this Agreement, at any time or times, shall not be deemed or construed to be a waiver of any subsequent breach or breaches of the same or of any other term or provision of this Agreement at any time or times.

         12. Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         13. Exclusiveness. This Agreement constitutes the entire understanding and agreement between the parties with respect to the employment and severance arrangements of Employee and supersedes any and all other agreements, oral or written, between the parties. No waiver, modification, or amendment to this Agreement shall be valid unless the same be reduced to writing and signed by the parties hereto.

         14. Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

         15. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made (x) five days after being mailed first-class postage prepaid by registered mail, return receipt requested, or (y) when delivered by hand, overnight delivery service or confirmed facsimile transmission, to the following:

             A. If to the Company, at Suite 400, 5200 Maryland Way, Brentwood, Tennessee 37027, Attention: President and Chief Executive Officer, or at such other address as may have been furnished to Employee by the Company in writing, with a copy to Mark Manner, Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, 1800 First American Center, Nashville, Tennessee 37238; or

             B. If to Employee, at 97 Thorndike Street, Cambridge, MA 02141 or such other address as may have been furnished to the Company by Employee in writing, with a copy to Robert M. Sedgwick, Bachelder Law Offices, 780 Third Avenue, New York, NY 10017.

         16. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another individual, entity or business that assumes this Agreement and all obligations of the Company hereunder.

         17. Final Settlement. The parties declare that each has carefully read this Agreement, that each has reviewed its terms with each one's respective counsel, and that each agrees to it for the purpose of making a full and final adjustment and resolution of the matters contained herein. Nothing in this agreement is to be construed as an admission of any kind by either Employee or the Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set above herein.


                                         "COMPANY"

                                         AMERICAN HOMEPATIENT, INC.



                                         By:     /s/ Joseph F. Furlong, III
                                               ---------------------------------
                                               JOSEPH F. FURLONG, III
                                         Its:  Chief Executive Officer

                                         "EMPLOYEE"

                                                /s/ Malcolm MacKenzie
                                         ---------------------------------------
                                         MALCOLM MACKENZIE